Daktronics, Inc. Announces Fourth Quarter and Fiscal 2014 Results

Brookings, S.D. – May 28, 2014 - Daktronics, Inc. (NASDAQ - DAKT) today reported fiscal 2014 fourth quarter net sales of $136.2 million and net income of $1.8 million, or $0.04 per diluted share, compared to net sales of $124.5 million and a net income of $1.8 million, or $0.04 per diluted share, for the fourth quarter of fiscal 2013.   Fiscal 2014 fourth quarter orders were $137.7 million compared to $113.8 million for the fourth quarter of fiscal 2013. Backlog at the end of the fiscal 2014 fourth quarter was $171.6 million compared to a backlog of $141.3 million a year earlier and $169.8 million at the end of the third quarter of fiscal 2014.

Net sales, net income and earnings per diluted share for the fiscal year ended April 26, 2014 were $552.0 million, $22.2 million and $0.51 per diluted share, respectively. This compares to $518.3 million, $22.8 million and $0.53 per diluted share, respectively, for fiscal 2013. The 2014 fiscal fourth quarter and annual earnings per share was negatively impacted by $0.05 due to the recognition of a $2.3 million valuation allowance against our deferred tax asset for our equity in investments.

Free cash flow, defined as cash provided by operations less net purchases of property and equipment, was $22.9 million for fiscal 2014 compared to $41.3 million for fiscal 2013.  Cash and marketable securities at the end of the fourth quarter of fiscal 2014 were $71.0 million, which compares to $64.7 million at the end of the fiscal 2013 fourth quarter.

“We are pleased with our 8.5 percent growth in orders for the year. We were able to secure a number of multi-million dollar orders in the Live Events business unit, including six of the seven NFL stadium bids. Our International unit increased orders primarily in the sports arena and on-premise advertising areas. Our reseller and national account areas grew for the year while spectacular and billboard orders remained relatively flat in our Commercial business unit. Schools and Theatres orders decreased for the year due to a decrease in demand and a decrease in the size of the products, which lowered the average dollar size of the orders. Transportation business unit orders decreased for the year due to a large non-repeating order in fiscal 2013. The overall increase in orders contributed to our sales growth of 6.5 percent. For the 2014 fiscal year, operating income increased by over 19 percent and operating income as a percent of sales rose to 6.6 percent as compared to 5.9 in the prior fiscal year.” said Reece Kurtenbach, president and chief executive officer.

Order volume for the 2014 fiscal fourth quarter was up 20.9% compared to the fourth quarter of fiscal 2013 due to order increases in the Live Events business unit and International business unit which offset a decrease in the Commercial business unit for the period. Fourth quarter sales increased over fiscal 2013 fourth quarter sales due to the increase in orders and a larger beginning backlog at the beginning of the quarter. Operating income for the 2014 fourth quarter was 5.0 percent of sales as compared to 1.6 percent of sales in the same period last year. Operating income increased due to a decrease in warranty expense and an increase in sales volume. The effective tax rate prior to the tax valuation charge was 34.2%. We estimate our effective tax rate to be 35 to 36 percent for fiscal 2015.

Outlook
Kurtenbach added, “We continue to see opportunities to profitably grow our business. Internationally, these opportunities are in sports and commercial video projects, architectural lighting, and third party advertising display solutions. Domestically, we see modest growth potential in the Commercial business unit, mainly in the spectacular display niche and digital billboard market. In Live Events, we expect to maintain sales levels based on estimated sport stadium renovations in the coming year. Transportation and Schools and Theatres business units are expected to both maintain similar sales levels in the coming year.

While we are the world leader in video system design and delivery, the world-wide market place remains competitive. The marketplace has stabilized over the past few years since the recession, but the price per square foot (or square meter) of display has decreased during this time. For our large video projects business, a significant percentage of the project costs can be associated with subcontracting, such as physical structure and display installation, which are quoted at lower general contracting margins. Our account based business for large regional and world-wide customers also remains competitive. Due to these factors, the amount of physical product we produce has increased to achieve the same revenue dollars.

While the competitive nature of our business pressures margins, we continue to focus on profitable growth. Our teams work to continually improve through lean initiatives to cost effectively build, install, and service our products. We design through product platforms to improve operational efficiency and reduce warranty costs. Our product development teams are also focused on additional LED module platforms for both Through Hole and Surface Mount Device products, as well as continued enhancements of our control system software. We invest in and will continue to expand our quality systems for our product designs, reliability testing, and manufacturing controls to continue to offer our customers high performing and reliable products. Operational areas such as sales and administration continue to focus on efficient methods to conduct their work to lower costs as a percentage of sales over the long-term.

To support our flexible capacity initiatives, we will finish our $4 million manufacturing expansions in fiscal 2015. We anticipate additional capital expenditures to be approximately $25 million. The most significant capital additions include manufacturing equipment to support new product production lines, quality initiatives, continued automation, and machine replacements. We continue to invest in new information technology hardware and software to keep the systems operational, reliable, and secure.

Fiscal 2015 will be a 53-week year. The extra week will fall within the first quarter, resulting in a 14-week quarter versus a 13-week quarter. We look forward to a successful fiscal 2015."

Dividend
As previously announced in a Current Report on Form 8-K filed with the Securities and Exchange Commission on May 23, 2014, the company approved a regular quarterly dividend of $0.10 per share payable June 13, 2014 to holders of record at the close of business on June 2, 2014.

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, Schools and Theatres and Transportation, and one International business unit. For more information, visit the company's World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States or write to the company at 201 Daktronics Dr., PO Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions and other risks noted in the company's SEC filings, including its Annual Report on Form 10-K for its 2013 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Sheila Anderson, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

Daktronics, Inc. and Subsidiaries Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)

	Three Months Ended		Twelve Months Ended
	April 26, 2014	April 27, 2013	April 26, 2014	April 27, 2013

Net sales	$136,240	$124,482	$551,970	$518,322
Cost of goods sold	102,486	96,379	410,260	384,428
Gross profit	33,754	28,103	141,710	133,894

Operating expenses:
Selling expense	13,684	13,231	53,794	52,759
General and administrative	7,196	7,256	27,984	27,404
Product design and development	6,045	5,654	23,375	23,131
	26,925	26,141	105,153	103,294
Operating income	6,829	1,962	36,557	30,600

Nonoperating income (expense):
Interest income	349	357	1,294	1,523
Interest expense	(66)	(204)	(255)	(355)
Other (expense) income, net	(4)	(615)	(355)	(839)

Income before income taxes	7,108	1,500	37,241	30,929
Income tax expense (benefit)	5,282	(344)	15,035	8,150
Net income	$1,826	$1,844	$22,206	$22,779

Weighted average shares outstanding:
Basic	43,228	42,553	42,886	42,280
Diluted	43,749	42,777	43,762	42,621

Earnings per share:
Basic	$0.04	$0.04	$0.52	$0.54
Diluted	$0.04	$0.04	$0.51	$0.53

Cash dividends declared per share	$0.09	$—	$0.39	$0.73

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Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (in thousands)

	April 26, 2014	April 27, 2013
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash, cash equivalents and restricted cash	$45,568	$40,676
Marketable securities	25,398	24,052
Accounts receivable, net	82,500	63,227
Inventories, net	62,228	49,045
Costs and estimated earnings in excess of billings	33,400	39,355
Current maturities of long-term receivables	5,235	4,807
Prepaid expenses and other assets	6,758	6,185
Deferred income taxes	12,548	12,755
Income tax receivables	2,459	46
Total current assets	276,094	240,148

Long-term receivables, less current maturities	7,877	11,325
Goodwill	4,558	3,306
Intangibles, net	2,680	1,181
Advertising rights, net and other assets	826	772
Deferred income taxes	146	1,061
	16,087	17,645
PROPERTY AND EQUIPMENT:
Land	2,539	1,497
Buildings	59,363	57,012
Machinery and equipment	72,787	65,600
Office furniture and equipment	15,754	16,118
Computer software and hardware	45,329	41,745
Equipment held for rental	868	868
Demonstration equipment	7,532	8,400
Transportation equipment	4,823	4,026
	208,995	195,266
Less accumulated depreciation	143,725	133,641
	65,270	61,625
TOTAL ASSETS	$357,451	$319,418

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Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (continued) (in thousands)

	April 26, 2014	April 27, 2013
	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	45,913	38,651
Accrued expenses	23,462	24,331
Warranty obligations	14,476	13,933
Billings in excess of costs and estimated earnings	22,483	14,245
Customer deposits (billed or collected)	17,654	12,375
Deferred revenue (billed or collected)	7,722	9,112
Current portion of other long-term obligations	809	356
Income taxes payable	1,162	1,689
Deferred income taxes	27	—
Total current liabilities	133,708	114,692

Long-term warranty obligations	12,774	11,213
Long-term deferred revenue (billed or collected)	4,978	4,424
Other long-term obligations, less current maturities	2,871	843
Deferred income taxes	1	—
Total long-term liabilities	20,624	16,480
TOTAL LIABILITIES	154,332	131,172

SHAREHOLDERS' EQUITY:
Common stock	43,935	37,429
Additional paid-in capital	29,923	27,194
Retained earnings	129,266	123,750
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive income (loss)	4	(118)
TOTAL SHAREHOLDERS' EQUITY	203,119	188,246
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$357,451	$319,418

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Daktronics, Inc. and Subsidiaries Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Year Ended
	April 26, 2014	April 27, 2013
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$22,206	$22,779
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	14,137	15,379
Amortization	364	228
Amortization of premium/discount on marketable securities	221	190
(Gain) Loss on sale of property and equipment	(72)	42
Share-based compensation	2,897	3,037
Excess tax benefits from share-based compensation	(119)	—
Provision for doubtful accounts	(190)	331
Deferred income taxes, net	1,543	(4,340)
Change in operating assets and liabilities	(4,788)	13,103
Net cash provided by operating activities	36,199	50,749

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(13,519)	(9,674)
Proceeds from sales of property and equipment	238	198
Purchases of marketable securities	(15,550)	(16,506)
Proceeds from sales and maturities of marketable securities	13,953	17,451
Acquisition, net of cash acquired	(1,480)	—
Net cash used in investing activities	(16,358)	(8,531)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on notes payable	—	(1,459)
Proceeds from exercise of stock options	4,954	1,316
Excess tax benefits from share-based compensation	119	—
Principal payments on long-term obligations	(3,704)	—
Dividends paid	(16,690)	(30,859)
Net cash used in financing activities	(15,321)	(31,002)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(94)	(11)
NET INCREASE IN CASH AND CASH EQUIVALENTS	4,426	11,205

CASH AND CASH EQUIVALENTS:
Beginning of period	40,628	29,423
End of period	$45,054	$40,628

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Daktronics, Inc. and Subsidiaries Net Sales and Orders by Business Unit (in thousands) (unaudited)

	Three Months Ended		Twelve Months Ended
	April 26, 2014	April 27, 2013	April 26, 2014	April 27, 2013
Net Sales:
Commercial	$37,064	$35,469	$154,754	$144,596
Live Events	50,566	36,921	197,246	158,562
Schools & Theatres	11,781	14,489	59,531	66,128
Transportation	13,050	15,557	54,861	73,270
International	23,779	22,046	85,578	75,766
	$136,240	$124,482	$551,970	$518,322
Orders:
Commercial	$32,318	$38,406	$155,840	$152,028
Live Events	51,329	29,317	225,331	161,602
Schools & Theatres	15,143	16,690	59,812	64,796
Transportation	15,009	13,922	49,057	73,426
International	23,856	15,491	87,094	80,158
	$137,655	$113,826	$577,134	$532,010

Reconciliation of Cash Flow Provided by Operating Activities to Free Cash Flow (in thousands) (unaudited)

	Twelve Months Ended
	April 26, 2014	April 27, 2013
Net cash provided by operating activities	$36,199	$50,749
Purchases of property and equipment	(13,519)	(9,674)
Proceeds from sales of property and equipment	238	198
Free cash flow	$22,918	$41,273

In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under U.S. generally accepted accounting principles (“GAAP”) and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.

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